Exhibit 99.1

Cano Petroleum Announces an Update to the Continued Listing Standards

FORT WORTH, Texas—(BUSINESS WIRE)—On January 18, 2011, Cano Petroleum, Inc. (NYSE Amex:CFW) announced a company update regarding its compliance to the NYSE Amex listing standards.

On January 14, 2011, Cano received notification from NYSE Amex LLC (the “Exchange”) indicating the Exchange has determined that Cano has made a reasonable demonstration of its ability to regain compliance with Section 704 of the NYSE Amex LLC Company Guide and therefore granted Cano an extension to regain compliance with Section 704 by May 10, 2011.  Cano will be subject to periodic review by the Exchange to determine whether it is making progress consistent with the plan.  If the Exchange determines that Cano is not achieving progress consistent with the plan or Cano does not regain compliance with the continued listing standards by May 10, 2011, then Cano could be delisted from the Exchange.

On November 10, 2010, Cano had received a notice from the Exchange specifying that Cano did not meet one of the Exchange’s continued listing standards in that it failed to hold its 2009 annual meeting of stockholders prior to June 30, 2010.  On December 9, 2010, Cano provided to the Exchange its plan to regain compliance with the continued listing standards by May 10, 2011.

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the NYSE Amex Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts.  Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement.  These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.  The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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